UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15d of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2008

WILMINGTON TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14659	51-0328154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wilmington Trust Corporation Rodney Square North 1100 North Market Street Wilmington, Delaware	19890

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(302) 651-1000

(Former names or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
On January 30, 2008, Wilmington FSB (“WTFSB”), a wholly-owned subsidiary of Wilmington Trust Corporation, entered into a Stock Purchase Agreement (the “Agreement”) with Michael Karfunkel and Leah Karfunkel, as Trustees for The 2005 Michael Karfunkel Grantor Retained Annuity Trust, George Karfunkel, Renee Karfunkel, and Leah Karfunkel (such parties other than WTFSB hereinafter are referred to as the “Sellers”), Michael Karfunkel, and AST Capital Trust Company of Delaware (“AST”) to acquire all of the issued and outstanding shares of capital stock in AST. AST provides trustee, trust administration, and back-office services to retirement plans, high-net-worth individuals and families, and institutional investors, and has offices in Phoenix, Arizona and Wilmington, Delaware. The firm has approximately 170 staff members and administers a total of more than $28 billion in trust assets, including more than $19 billion in 1,500 retirement plans. It also administers $7 billion in institutional assets and nearly $2.6 billion in personal trust assets. AST’s president, Gregory W. Tschider, will join Wilmington Trust to lead the combined organizations’ retirement services business.
In the Agreement, each party made customary representations, warranties, and covenants, qualified by information in confidential disclosure schedules attached to the Agreement. Closing is subject to the satisfaction of several customary conditions, including obtaining required regulatory approvals. The representations and warranties generally survive for 18 months after closing, subject to a longer survival period for certain matters. Three percent of the purchase price will be paid in escrow to secure certain indemnification obligations of the Sellers and Michael Karfunkel.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILMINGTON TRUST CORPORATION
Dated: January 31, 2008	By:	/s/ Ted T. Cecala
		Name:	Ted T. Cecala,
		Title:	Chairman of the Board Chief Executive Officer (Authorized Officer)

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